Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS THIRD QUARTER FISCAL YEAR 2021 RESULTS
•Net sales in the third quarter were $310 million, up 6% year-over-year
•Third quarter operating income was 4.7% of net sales and adjusted operating income (non-GAAP) was 4.6%
•Net income of $10.5 million (adjusted non-GAAP $9.9 million) and diluted EPS of $0.41 (adjusted non-GAAP $0.39) in the third quarter
•Strong cash flows provided by operating activities of $31.5 million during the third quarter

JASPER, Ind., May 5, 2021 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the third quarter ended March 31, 2021.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Amounts in Thousands, except EPS)	2021	2020	2021	2020
Net Sales	$310,329	$293,925	$962,682	$914,394
Operating Income	$14,638	$10,588	$48,624	$30,387
Adjusted Operating Income (non-GAAP) (1)(2)	$14,426	$9,674	$49,432	$29,953
Operating Income %	4.7%	3.6%	5.1%	3.3%
Adjusted Operating Income (non-GAAP) %	4.6%	3.3%	5.1%	3.3%
Net Income	$10,472	$6,259	$42,345	$19,469
Adjusted Net Income (non-GAAP) (1)	$9,933	$6,259	$41,680	$19,469
Diluted EPS	$0.41	$0.25	$1.67	$0.76
Adjusted Diluted EPS (non-GAAP) (1)	$0.39	$0.25	$1.65	$0.76
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.
(2) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation to fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are very pleased with our operating results for the third quarter of fiscal year 2021. Our team remains resilient as we work through the ongoing challenges caused by the pandemic and the global semiconductor shortage. Despite the adversity, we again delivered solid operating income exceeding our goal of 4.5%, and we continued to deliver excellent cash flow from operations, which on a year-to-date basis has more than doubled from the prior year.”

Mr. Charron continued, “Due to the global semiconductor shortage, a significant amount of our shippable backlog shifted out of Q3 and Q4 of fiscal year 2021 to the first half of fiscal year 2022. Many industry experts are forecasting the global semiconductor shortage will remain with us for most of this calendar year. However, when considering the semiconductor delivery commitments that we currently have from our suppliers, we are still expecting a very strong fourth quarter of fiscal year 2021 both sequentially and year-over-year.”

Third Quarter Fiscal Year 2021 Overview:
•Consolidated net sales increased 6% compared to the third quarter of fiscal year 2020. Foreign currency had a favorable 3% impact on net sales in the current quarter compared to the same period a year ago.
•Operating activities provided cash of $31.5 million during the quarter, which compares to cash provided by operating activities of $12.0 million in the third quarter of fiscal year 2020.
•Cash conversion days (“CCD”) for the quarter ended March 31, 2021 were 66 days, down from 75 days in the second quarter of fiscal year 2021 and 81 days in the quarter ended March 31, 2020. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $8.7 million during the quarter.
•Cash and cash equivalents were $89.7 million and borrowings outstanding on credit facilities were $60.5 million at March 31, 2021, including $40.0 million classified as long term.

Net Sales by Vertical Market:

	Three Months Ended
	March 31,
(Amounts in Millions)	2021	2020	Percent Change
Automotive	$139.6	$124.4	12%
Medical	85.4	87.1	(2)%
Industrial	69.2	65.6	5%
Public Safety	13.5	12.5	9%
Other	2.6	4.3	(41)%
Total Net Sales	$310.3	$293.9	6%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2020.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, and adjusted diluted EPS. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. The Company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

Conference Call / Webcast

Date:	May 6, 2021
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-presentations
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	5958058
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the third quarter and year-to-date period ended March 31, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2021		March 31, 2020
Net Sales	$310,329	100.0%	$293,925	100.0%
Cost of Sales	284,323	91.6%	273,713	93.1%
Gross Profit	26,006	8.4%	20,212	6.9%
Selling and Administrative Expenses	11,744	3.8%	9,624	3.3%
Other General Income	(376)	(0.1)%	—	—%
Operating Income	14,638	4.7%	10,588	3.6%
Other Income (Expense), net	(641)	(0.2)%	(1,893)	(0.6)%
Income Before Taxes on Income	13,997	4.5%	8,695	3.0%
Provision for Income Taxes	3,525	1.1%	2,436	0.9%
Net Income	$10,472	3.4%	$6,259	2.1%

Earnings Per Share of Common Stock:
Basic	$0.42		$0.25
Diluted	$0.41		$0.25

Average Number of Shares Outstanding:
Basic	25,049		25,181
Diluted	25,217		25,287

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except Per Share Data)	March 31, 2021		March 31, 2020
Net Sales	$962,682	100.0%	$914,394	100.0%
Cost of Sales	876,428	91.0%	851,478	93.1%
Gross Profit	86,254	9.0%	62,916	6.9%
Selling and Administrative Expenses	38,347	4.0%	32,529	3.6%
Other General Income	(717)	(0.1)%	—	—%
Operating Income	48,624	5.1%	30,387	3.3%
Other Income (Expense), net	3,905	0.4%	(4,152)	(0.4)%
Income Before Taxes on Income	52,529	5.5%	26,235	2.9%
Provision for Income Taxes	10,184	1.1%	6,766	0.8%
Net Income	$42,345	4.4%	$19,469	2.1%

Earnings Per Share of Common Stock:
Basic	$1.68		$0.77
Diluted	$1.67		$0.76

Average Number of Shares Outstanding:
Basic	25,101		25,308
Diluted	25,288		25,466

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2021	2020
Net Cash Flow provided by Operating Activities	$103,755	$51,318
Net Cash Flow used for Investing Activities	(22,972)	(27,602)
Net Cash Flow used for Financing Activities	(58,729)	(13,489)
Effect of Exchange Rate Change on Cash and Cash Equivalents	2,607	(1,191)
Net Increase in Cash and Cash Equivalents	24,661	9,036
Cash and Cash Equivalents at Beginning of Period	64,990	49,276
Cash and Cash Equivalents at End of Period	$89,651	$58,312

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2021	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$89,651	$64,990
Receivables, net	197,769	180,133
Contract assets	53,171	70,350
Inventories	181,131	219,043
Prepaid expenses and other current assets	31,959	23,891
Property and Equipment, net	154,409	154,529
Goodwill	12,011	12,011
Other Intangible Assets, net	17,590	19,343
Other Assets	37,542	30,539
Total Assets	$775,233	$774,829

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$20,518	$26,638
Accounts payable	208,281	203,703
Accrued expenses	49,985	42,264
Long-term debt under credit facilities, less current portion	40,000	91,500
Long-term income taxes payable	8,854	9,765
Other	22,630	21,594
Share Owners’ Equity	424,965	379,365
Total Liabilities and Share Owners’ Equity	$775,233	$774,829

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding SERP and Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Operating Income, as reported	$14,638	$10,588	$48,624	$30,387
Add: SERP (1)	164	(914)	1,525	(434)
Less: Settlement Proceeds from Lawsuit	376	—	717	—
Adjusted Operating Income	$14,426	$9,674	$49,432	$29,953

Net Income excluding Adjustments After Measurement Period on GES Acquisition and Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net Income, as reported	$10,472	$6,259	$42,345	$19,469
Less: After-Tax Adjustments After Measurement Period on GES Acquisition	254	—	121	—
Less: After-Tax Settlement Proceeds from Lawsuit	285	—	544	—
Adjusted Net Income	$9,933	$6,259	$41,680	$19,469

Diluted Earnings per Share excluding Adjustments After Measurement Period on GES Acquisition and Lawsuit Proceeds
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Diluted Earnings per Share, as reported	$0.41	$0.25	$1.67	$0.76
Less: After-Tax Adjustments After Measurement Period on GES Acquisition	0.01	—	—	—
Less: Impact of Settlement Proceeds from Lawsuit	0.01	—	0.02	—
Adjusted Diluted Earnings per Share	$0.39	$0.25	$1.65	$0.76

(1) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation of the fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.